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                                                                    Exhibit 23.2

The Board of Directors
PVF Capital Corp.

We consent to the use of our report incorporated herein by reference and to the reference to our Firm under the heading "Experts" in the prospectus. Our report refers to PVF Capital Corp.'s adoption of the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights, in 1996; No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, in 1995; No. 109, Accounting for Income Taxes, No. 114, Accounting by Creditors for Impairment of a Loan, and No. 115, Accounting for Certain Debt and Equity Securities, in 1994.



/s/ KPMG Peat Marwick, LLP
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KPMG Peat Marwick, LLP

October 22, 1996